Exhibit 99.1

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Delta Reports Financial and Operating Performance for July 2012

ATLANTA, Aug. 2, 2012 – Delta Air Lines (NYSE: DAL) today reported financial and operating performance for July 2012.

Delta’s consolidated passenger unit revenue (PRASM) increased 4.5 percent for the month of July as compared to the prior year. Unit revenues increased across all entities, with the strongest performance in the Pacific, as the company continued to see benefits from its capacity discipline, corporate revenue gains, and its expansion at New York’s LaGuardia airport.

System load factor increased 0.2 points to 87.8 percent on a 3.1 percent reduction in capacity.

The company’s adjusted fuel price per gallon was $3.15 for the month.

Delta’s strong operational performance continued during the month. Delta’s completion factor of 99.5 percent was 0.4 points higher than prior year, and its on-time performance was 80.0 percent.

The company’s financial and operational performance is detailed below.

Preliminary Financial and Operational Results – July 2012
Consolidated PRASM change year over year	4.5%
Consolidated average fuel price, adjusted	$3.15
On-time performance (preliminary DOT A14)	80.0%
Mainline completion factor	99.5%

Note: Fuel price includes taxes, transportation, settled hedges, and hedge premiums, but excludes mark to market adjustments on open hedges.

Delta Air Lines serves more than 160 million customers each year. During the past year, Delta was named domestic “Airline of the Year” by the readers of Travel Weekly magazine, was named the “Top Tech-Friendly U.S. Airline” by PCWorld magazine for its innovation in technology and won the Business Travel News Annual Airline Survey. With an industry-leading global network, Delta and the Delta Connection carriers offer service to more than 330 destinations in 61 countries on six continents. Headquartered in Atlanta, Delta employs 80,000 employees worldwide and operates a mainline fleet of more than 700 aircraft. A founding member of the SkyTeam global alliance, Delta participates in the industry’s leading trans-Atlantic joint venture with Air France-KLM and Alitalia. Including its worldwide alliance partners, Delta offers customers more than 13,000 daily flights, with hubs in Amsterdam, Atlanta, Cincinnati, Detroit, Memphis, Minneapolis-St. Paul, New York-LaGuardia, New York-JFK, Paris-Charles de Gaulle, Salt Lake City and Tokyo-Narita. The airline’s service includes the SkyMiles frequent flier program, a world-class airline loyalty program; the award-winning BusinessElite service; and more than 50 Delta Sky Clubs in airports worldwide. Delta is investing more than $3 billion through 2013 in airport facilities and global products, services and technology to enhance the customer experience in the air and on the ground. Customers can check in for flights, print boarding passes, check bags and review flight status at delta.com.

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	Monthly Traffic Results (a)				Year to Date Traffic Results (a)

	July 2012	July 2011	Change		July 2012	July 2011	Change

RPMs (000):
Domestic	11,074,263	11,249,421	(1.6%)		67,249,493	67,170,086	0.1%
Delta Mainline	8,928,687	8,924,624	0.0%		53,320,972	53,017,298	0.6%
Regional	2,145,576	2,324,797	(7.7%)		13,928,522	14,152,788	(1.6%)
International	8,020,442	8,392,446	(4.4%)		45,713,535	45,767,019	(0.1%)
Latin America	1,362,716	1,375,111	(0.9%)		8,398,465	8,239,158	1.9%
Delta Mainline	1,347,461	1,351,498	(0.3%)		8,298,193	8,114,326	2.3%
Regional	15,256	23,613	(35.4%)		100,271	124,832	(19.7%)
Atlantic	4,364,409	4,676,995	(6.7%)		23,204,702	24,204,106	(4.1%)
Pacific	2,293,316	2,340,340	(2.0%)		14,110,369	13,323,755	5.9%
Total System	19,094,705	19,641,867	(2.8%)		112,963,028	112,937,105	0.0%

ASMs (000):
Domestic	12,615,204	12,792,514	(1.4%)		79,646,394	81,089,299	(1.8%)
Delta Mainline	10,016,718	10,001,906	0.1%		62,073,614	62,949,676	(1.4%)
Regional	2,598,486	2,790,608	(6.9%)		17,572,780	18,139,623	(3.1%)
International	9,124,599	9,640,751	(5.4%)		55,878,329	57,703,512	(3.2%)
Latin America	1,515,851	1,535,866	(1.3%)		10,436,268	10,489,417	(0.5%)
Delta Mainline	1,496,460	1,505,156	(0.6%)		10,286,204	10,308,545	(0.2%)
Regional	19,391	30,710	(36.9%)		150,064	180,872	(17.0%)
Atlantic	4,879,235	5,279,380	(7.6%)		28,205,194	30,588,379	(7.8%)
Pacific	2,729,513	2,825,505	(3.4%)		17,236,866	16,625,716	3.7%
Total System	21,739,803	22,433,265	(3.1%)		135,524,722	138,792,811	(2.4%)

Load Factor:
Domestic	87.8%	87.9%	(0.1)	pts	84.4%	82.8%	1.6	pts
Delta Mainline	89.1%	89.2%	(0.1)	pts	85.9%	84.2%	1.7	pts
Regional	82.6%	83.3%	(0.7)	pts	79.3%	78.0%	1.3	pts
International	87.9%	87.1%	0.8	pts	81.8%	79.3%	2.5	pts
Latin America	89.9%	89.5%	0.4	pts	80.5%	78.5%	2.0	pts
Delta Mainline	90.0%	89.8%	0.2	pts	80.7%	78.7%	2.0	pts
Regional	78.7%	76.9%	1.8	pts	66.8%	69.0%	(2.2)	pts
Atlantic	89.4%	88.6%	0.8	pts	82.3%	79.1%	3.2	pts
Pacific	84.0%	82.8%	1.2	pts	81.9%	80.1%	1.8	pts
Total System	87.8%	87.6%	0.2	pts	83.4%	81.4%	2.0	pts

Mainline Completion	99.5%	99.1%	0.4	pts
Factor

Passengers Boarded	15,680,567	16,018,038	(2.1%)		96,361,537	95,702,103	0.7%

Cargo Ton Miles (000):	210,720	203,275	3.7%		1,384,181	1,382,745	0.1%

Endnote:
[a] Results include flights operated under contract carrier arrangements.

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Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures

July 2012

Delta sometimes uses information that is derived from its Consolidated Financial Statements, but that is not presented in accordance with accounting principles generally accepted in the U.S. (“GAAP”). Certain of this information are considered “non-GAAP financial measures” under the U.S. Securities and Exchange Commission rules. The non-GAAP financial measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results.

Mark-to-market adjustments for fuel hedges recorded in periods other than the settlement period ("MTM Adjustments"). We exclude MTM adjustments, which are based on market prices at the end of the reporting period and certain assumptions, as they are not necessarily indicative of the actual future value of the underlying hedge in the contract settlement period.

July 2012 (preliminary)
Average price per fuel gallon including fuel expense incurred under contract carrier arrangements	$2.50
MTM Adjustments	0.65
Average price per fuel gallon, adjusted	$3.15

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